Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2023, except for Note 7 which is dated July 31, 2023, with respect to the audited consolidated financial statements of TruGolf Holdings, Inc. formerly known as Deep Medicine Acquisition Corp. (the “Company”) as of March 31, 2023 and 2022 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 23, 2024